Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp to Follow Pivotal Role in Clinical Trial of Merck’s Keytruda® by Offering PD-L1 Companion Diagnostic

Test Launch Demonstrates that Combined LabCorp-Covance Capabilities Make the Company Best-in-Class Partner for Development and Commercialization of Companion Diagnostics
Burlington, NC, October 2, 2015 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the nationwide availability of a new FDA-approved companion diagnostic, the PD-L1 IHC 22C3 pharmDx assay by Dako, an Agilent Technologies company, to assess the eligibility of non-small cell lung cancer (NSCLC) patients for treatment with pembrolizumab (Keytruda).
“This significant launch powerfully demonstrates the importance of the LabCorp-Covance combination,” said David P. King, Chairman and Chief Executive Officer. “Our central laboratory was exclusively responsible for testing specimens for PD-L1 expression in the KEYNOTE-001 registration trial, and LabCorp is one of the first laboratory providers of the PD-L1 IHC 22C3 pharmDx test. We continue to focus on our three strategic priorities: bringing innovative medicines to patients, using information to change the way care is delivered, and providing world-class diagnostic results.”
“Importantly, LabCorp’s involvement with the KEYNOTE-001 registration trial gives us experience that no other lab has in performing and interpreting the results of this assay in a standardized manner,” stated Steve Anderson, Chief Scientific Officer of Covance “The availability of this test reflects how our combined capabilities will support improved patient outcomes and reduced healthcare costs by delivering world class diagnostics and bringing innovative new medicines to patients.”
“LabCorp’s best-in-class companion diagnostic capabilities supported the approval of Keytruda and its companion diagnostic,” stated Dr. Marcia Eisenberg, LabCorp Diagnostics’ Chief Scientific Officer. “The PD-L1 IHC 22C3 pharmDx assay is an important advance in personalized medicine that enables clinicians to determine whether a patient with metastatic NSCLC is a candidate for this new immuno-oncology therapy. The launch of this innovative test is another example of our unique ability to support development and commercialization of new companion diagnostics, helping to advance treatment options for cancer and other diseases.”
“We are very pleased with LabCorp’s efforts to bring this important new test to patients with metastatic non-small cell lung cancer.  As the central testing laboratory for the registration trial, LabCorp supported the development of the therapeutic and companion diagnostic applications for Keytruda, and will now make this approved test for the PD-L1 biomarker available to physicians and patients across the country,” said Dr. Eric Rubin, vice president, Merck Research Laboratories.
According to the American Cancer Society, lung cancer is the leading cause of cancer death in the U.S. and is the second most commonly diagnosed cancer with an estimated 221,200 new cases diagnosed in 2015. The vast majority of patients exhibit the non-small cell subtype, representing 80-85% of patients, and over half of these patients are diagnosed with metastatic or advanced disease at initial presentation. Data from the KEYNOTE trial recently presented at the American Association for Cancer Research Annual Meeting and published in the New England Journal of Medicine demonstrated that PD-L1 expression in at least 50% of non-small cell lung tumor cells correlated with improved response rates and progression free survival in patients treated with Keytruda.
For more information on the PD-L1 pharmDx test, contact the Integrated Oncology customer service line at (800) 447-5816.
Keytruda is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.
About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended June 30, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.